EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement") is made as of the 23rd day of May by and between Troika Media Group, Inc. (the "Company", see definition), and Erica Naidrich ("Employee"), an individual having an address at 20 Robin Lane Monroe, NJ 08831. Employee and Company shall be individually referred to as a “Party” and collectively as the “Parties.”

1. Duties and Scope of Employment.

Positions; Duties. During the Employment (as defined in Section 2), the Company shall employ Employee as the Chief Financial Officer of the Company. Employee shall report to the Chief Executive Office, President and the Audit Committee of the Board of Directors of the Company or its designee. As Chief Financial Officer for the Company you shall perform all the reasonable and customary duties of an individual in such role. Additionally, you shall oversee the consolidated financial activities of the Troika Group with all entities reporting to you as well. You agree to strictly adhere to all the rules and regulations of the Company as may be set forth in any employee handbook or published policies of the Company (as published or amended from time to time, collectively, a "Handbook") now or in the future, including all amendments to the Handbook that may be made in the future in the Company's sole discretion. You will report to the Company’s New York office with travel to satellite offices as needed.

(a) Obligations. During the Employment Term, Employee shall devote substantially all of her business efforts and time to the Company. Employee agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration or benefit whatsoever or howsoever without the prior approval of the Board and the Chief Executive Officer; provided, however, that Employee may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) serve as a member of corporate boards of directors or as an advisor to companies that the Employee currently serves and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors, and (iii) manage her and her family's personal investments and legal affairs; provided, however, that in each instance, such activities do not materially interfere with the discharge of Employee's duties.

2. Employment Term. The Company hereby agrees to employ Employee and Employee hereby accepts such employment (the "Employment Term"), in accordance with the terms and conditions set forth herein, commencing on the date hereof (the "Employment Commencement Date") and will continue until the third (3rd) anniversary thereof (the “Initial Term”). Thereafter, the term of Employee’s employment hereunder will be automatically extended for additional periods of one year (each a “Subsequent Term”) unless either Employee or Company has given written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice is given not less than sixty (60) days prior to the relevant anniversary of the Commencement Date. The Initial Term and any Subsequent Term are referred to herein collectively as the “Term.”

3. Compensation/Benefits. During the Employment Term, the Company shall pay and provide to Employee the following:

(a) Cash Compensation. As compensation for her services to the Company, Employee shall receive a base salary and shall be eligible to receive additional variable compensation. During the Employment Term, the Board of Directors or its Compensation Committee (the "Compensation Committee") may review Employee's Base Salary (as defined below) and Bonus (as defined below) then in effect and may adjust such Base Salary and/or Bonus as the Compensation Committee may approve. The Base Salary shall be payable in accordance with the Company's normal payroll practices in effect from time to time.

(i) Annual Base Salary. As of the Employment Commencement Date, Employee's annual Base Salary shall be Four Hundred Thousand Dollars ($400,000.00 USD) ("Base Salary").

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(ii) Signing Bonus. You will be provided with a one-time signing bonus of One Hundred Thousand Dollars ($100,000.00 USD) to be paid by no later than 31st August 2022.

(iii) Annual Bonus. You shall be entitled to a yearly bonus payable sixty (60) days after completing the filing of the Company’s yearly Securities and Exchange Commission (“SEC”) Form 10-k and subject to you meeting the objectives set forth by the Chief Executive Officer, President and Company. The Annual Bonus shall be based on the Company’s Fiscal Year End. Such Annual Bonus shall be thirty percent (30%) of your Base Salary and shall be contingent upon terms to be determined and approved by the Company and your continued employment at the time payment is due (“Annual Bonus”).

(iv) Discretionary Bonus. In addition to the Annual Base Salary and Annual Bonus, Employee shall also be eligible to earn annual variable compensation, the amount of which be set by the Company’s Compensation Committee. The Bonus for any calendar year shall be awarded at the sole and absolute discretion of the Compensation Committee based upon the Company's achievement of stated financial and strategic goals, as established by the Compensation Committee.

(b) Equity Compensation.

(i) Restricted Stock Unit Award. The Company hereby awards and grants to Employee Two Hundred Thousand (200,000) restricted stock units set forth in more detail in the RSU Grant, which are subject to the restrictions and conditions set forth in the EMPLOYEE, DIRECTOR & CONSULTANT EQUITY INCENTIVE PLAN and the grant notice (the “ Restricted Stock Units ”). Each Restricted Stock Unit shall entitle Employee to receive one share of the Company’s Common Stock subject to the fulfillment of the vesting conditions (the “Shares”). Employee acknowledges and agrees that the Restricted Stock Units are bookkeeping entries only and no shares of Common Stock shall be issued, either as book entry with the Company’s transfer agent or as physical certificates, unless and until the Restricted Stock Units have vested, exercised and are no longer subject to forfeiture. The Company shall, in accordance with the Plan, establish and maintain an account (the “Restricted Stock Unit Account”) for Employee, and shall credit such account for the number of Restricted Stock Units granted to Employee. On any given date, the value of each Restricted Stock Unit credited to the Restricted Stock Unit Account will equal the Fair Market Value on such date of one share of Common Stock. The Restricted Stock Units shall vest upon the following schedule:

-25% April 1, 2023

-37.5% April 1, 2024

-37.5% April 1, 2025

(ii) Ongoing Awards. Employee shall be eligible to participate fully in annual stock option grants, and any other long-term equity incentive program at levels commensurate with her position and as determined by the Compensation Committee.

(c) Employee Benefits. Employee shall, to the extent eligible, be entitled to participate at a level commensurate with her position in all employee benefits, welfare and retirement plans and programs, as well as equity plans, provided by the Company to its employees in accordance with the terms thereof as in effect from time to time. Notwithstanding the foregoing, at all times, the Company reserves the right to amend, modify, or terminate any such plan or program.

(d) Business and Entertainment Expenses. Upon submission of appropriate documentation by Employee in accordance with the Company's policies in effect from time to time, the Company shall pay or reimburse Employee for all business expenses that Employee incurs in performing her duties under this Agreement, including, but not limited to, travel (excluding gas mileage), entertainment, and professional dues and subscriptions, in accordance with the Company's policies in effect from time to time. The Company shall not be obligated to reimburse Employee for taxes incurred for any reason.

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(e) Vacation, Holidays and Sick Leave. Employee shall be entitled to vacations of no less than twenty (20) days per calendar year and six (6) days of Paid Time Off (“PTO”). The Vacation, PTO, Holiday and Sick Leave Employee shall also be entitled to absences because of illness or other incapacity, and such other absences, whether for holiday, personal time, or for any other purpose, as set forth in the Company’s employment manual or current procedures and policies, as the case may be, as the same may be amended from time to time.

(f) Car Allowance. Employee shall be provided a “Car Allowance” at the monthly rate of One Thousand USD ($1,000.00), payable on the first day of each month. The Car Allowance shall be used at Employee's discretion toward the purchase/lease payment of a vehicle of Employees choice.

4. Termination of Employment.

(a) Death or Disability. The Company may terminate Employee's employment for disability in the event Employee has been unable to perform her material duties hereunder for six (6) consecutive months because of physical or mental incapacity by giving Employee notice of such termination while such continuing incapacity continues (a "Disability Termination"). Employee's employment shall automatically terminate on Employee's death. In the event Employee's employment with the Company terminates during the Employment Term by reason of Employee's death or a Disability Termination, then upon the date of such termination:

(i) any Options or Shares that would have vested solely due to the passage of time during the twelve (12) month period beginning on the date of Employee's death or Disability Termination shall immediately vest;

(ii) the Company shall, within thirty (30) days of the date Employee's employment is terminated, pay and provide Employee (or in the event of Employee's death, Employee's estate) (A) any unpaid Base Salary through the date of termination and any accrued vacation, (B) reimbursement for any unreimbursed expenses incurred through the date of termination, and (C) all other payments, benefits or fringe benefits to which Employee may be entitled subject to and in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant and amounts that may become due under Sections 5 and 9 hereof (collectively, items under this clause (i) are referred to as "Accrued Benefits"); and

(iii) the Company shall pay to Employee at the time other senior Employees are paid under any cash bonus or long-term incentive plan a pro-rata bonus equal to the amount Employee would have received if Employee's employment had continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to Employee's termination and the denominator is the number of days in the bonus period (the "Prorated Bonus"); provided, however, that at the time of death or Disability Termination, Employee is on pace to achieve the performance milestones necessary to be eligible for such bonus.

(b) Termination for Cause. The Company may terminate Employee's employment for Cause (as defined below). In the event that Employee's employment with the Company is terminated during the Employment Term by the Company for Cause, Employee shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then vested Option Shares and other equity awards), to be paid or provided within thirty (30) days of the date Employee's employment is terminated

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(i) For the purposes of this Agreement, "Cause" shall mean:

(A) material breach of any provision of this Agreement by Employee, which has not been remedied within thirty (30) days’ notice of such breach.

(B) the willful failure by Employee to perform her duties with the Company (other than any such failure resulting from her incapacity due to physical or mental impairment), unless any such failure is corrected within thirty (30) days following written notice by the Board that specifically identifies the manner in which the Board believes Employee has not materially performed her duties; provided, however, that no act, or failure to act, by Employee shall be "willful" unless committed without good faith and without a reasonable belief by the Employee that the act or omission was in the best interest of the Company; or

(C) an act of gross misconduct by Employee with regard to the Company or its subsidiaries that is materially injurious to the Company or its subsidiaries and is committed without good faith and without a reasonable belief by the Employee that the act or omission was in the best interest of the Company

(c) Termination by the Company Other Than for Cause; Termination by Employee With Good Reason. Any payments to be made or benefits to be provided under this Section 4(c) are conditioned on (x) Employee's execution of a general release and/or termination agreement satisfactory to the Company, and (y) such general release and/or termination agreement becoming effective.

(i) If Employee's employment with the Company is involuntarily terminated by the Company other than for Cause or if Employee voluntarily terminates her employment with the Company for Good Reason (as defined below), then the Company shall pay or provide Employee with the following as of the date of termination:

(A)	any Accrued Benefits, to be paid or provided on the date of Employee’s employment termination;

(B)

the Prorated Bonus; provided, however, that at the time of the termination of Executive’s employment, Executive is on pace to achieve the performance milestones necessary to be eligible for such bonus, and provided further that such Prorated Bonus is paid no later than March 15 of the year following the year in which Executive’s employment is terminated;

(C)	all shares of unvested stock options shall immediately become vested;

(D)	all shares of unvested stock grants shall immediately become vested;

(E)	a severance amount equal to six (6) months of the Employee's then-current annual Base Salary, payable in equal monthly installments after the date Employee's employment is terminated;

(F)

the right to continue her participation in the Company's health benefit plans to the extent that he is then a participant therein, at no additional cost to Employee other than he would have incurred as an employee, for a period of thirty (30) days starting with the first calendar month after such date of termination; provided, however, that Company shall pay the full premium for COBRA continuation coverage under its health plans for Employee (and, if applicable, her dependents enrolled as participants in such health plans as of the date of termination) for such thirty (30) day period. In the event Employee obtains other employment during the thirty (30) day period in this clause (D), pursuant to which he becomes covered for substantially similar or improved benefits, the right to continue to participate in any health benefit plan, at the Company's expense, offered or provided by the Company shall immediately cease; and

(G)	the right to participate in the remaining performance bonus period in accordance with the existing performance bonus terms and conditions, including performance milestones and payment terms.

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(ii) For purposes of this Agreement, "Good Reason" for termination by Employee shall arise from the following conduct of the Company or events without Employee’s consent (other than in connection with or subsequent to the termination or suspension of Employee’s employment or duties for Cause or in connection with Employee’s death or disability); provided, however, that in each instance, Employee shall provide reasonably detailed written notice of any action or event that would constitute Good Reason under this Section 4(c)(ii) to the Company within ninety (90) days of such action or event, and the Company shall have thirty (30) days to cure such action or event, and provided further that if such action or event is not cured by the Company within such thirty (30) day period, Employee's employment will then be deemed to be terminated with Good Reason:

(A) Material breach of any provision of this Agreement by the Company; or

(B) After a Change of Control (as defined below), in the event that (i) Employee's aggregate compensation is diminished (regardless of Employee's title, duties, or responsibilities) or (ii) Employee is required to relocate more than one hundred (100) miles from her then-current residence in order to continue to perform her duties under this Agreement.

(d) Termination by Employee Without Good Reason. Employee may terminate her employment at any time without Good Reason by written notice to the Company. In the event that Employee terminates her employment with the Company during the Employment Term without Good Reason, Employee shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then-vested Option Shares and other equity awards), to be paid or provided within thirty (30) days of the date Employee's employment is terminated.

(iii) upon completion of the appropriate COBRA forms, and subject to all the requirements of COBRA, continue Employee’s participation in Company’s health insurance plan in accordance with COBRA rules and procedures.

(e) No Mitigation/No Offset. Employee shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Employee may receive from any other source, except as provided in Sections 4(c)(i)(D) and 4(c)(i)(E). The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right that the Company may have against Employee or others.

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6. [INTENTIONALLY OMITTED]

7. Section 409A Compliance.

(a) To the extent that any amount payable under this Agreement constitutes an amount payable under a "nonqualified deferred compensation plan" (as defined in Section 409A of the Code ("Section 409A")) following a "separation from service" (as defined in Section 409A), including any amount payable under Section 4, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to Employee earlier than the day after the date that is six (6) months following Employee's "separation from service." This Section 7(a) will not be applicable after Employee's death.

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(b) Employee and the Company acknowledge that the requirements of Section 409A are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to Section 409A, Employee agrees that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.

8. Restrictive Covenants. Employee acknowledges that the Company's ability to keep its Confidential Information (as defined in Section 9(b)) secret and away from its competitors is important to the Company's and its affiliates' viability and business. Employee further acknowledges that over the course of her employment with the Company he has and will (i) develop special and substantial relationships with the Company's and its affiliates' customers and suppliers, and/or (ii) be privy to Confidential Information. Further, Employee has and will help develop the goodwill of the Company and its affiliates during the course of her employment. As such, Employee agrees to abide by the following covenants in order to allow the Company to protect those interests:

Non-Competition. During the "Restricted Period" (as defined below), Employee will not either directly or indirectly, for himself or any other person or entity, anywhere within New York, carry on, own, be engaged in, assist, be employed by, consult for, serve as a director for, or have any financial interest in any business or enterprise that is materially engaged in and a direct competitor to the services of the Company at the “time of separation”.

For purposes of this Section 8, "Restricted Period" means the period beginning on the Employment Commencement Date and continuing until three (3) months after the Employee's employment termination date, irrespective of the reason that Employee's employment is terminated with the Company.

(a) Non-Solicitation. During the Restricted Period, Employee will not either directly or indirectly, for himself or any other person or entity, (i) hire, solicit for services, encourage the resignation of, or in any other manner seek to engage or employ, any person who is an employee of the Company, or a consultant of the Company devoting more than seventy percent (70%) of her or her time to the business of the Company or any of its affiliates, on Employee's employment termination date or during the six (6) month period preceding such termination date, or (ii) solicit, provide services to, or otherwise interfere with the Company's business relationship with, any customer of the Company in connection with services and/or products that compete with the Company's services or products, provided that such customer is a customer of the Company on the employment termination date or during the one (1) year period preceding such termination date.

(b) Equitable Relief. Employee acknowledges that the remedy at law for her breach of Section 8, 9(a) and/or 10 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of such Sections, the Company will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation. No bond or other security will be required in obtaining such equitable relief, and Employee hereby consents to the issuance of such equitable relief. Such equitable relief may be obtained from any court having appropriate jurisdiction over the matter. Nothing in this Section 8(c) shall be deemed to limit the Company's remedies at law or in equity that may be pursued or availed of by the Company for any breach by Employee of any of the parts of Sections 8, 9(a) and/or 10.

(c) Judicial Modification. Employee acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in Sections 8, 9 and 10 be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained or referenced in such Sections is for any reason held by a court or arbitrator to be excessively broad as to duration, activity, geographical scope, or subject, then, for purposes of that jurisdiction, such restriction shall be construed, judicially modified, or "blue penciled" so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law. Employee acknowledges and understands that, due to the nature and scope of the Company's existing and proposed business plans and projects, and the technological advancements in electronic communications, any narrower geographic restriction of her obligations under Sections 8(a) and 8(b) would be inappropriate and counter to the protections sought by the Company thereunder.

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9. Confidential Information.

(a) Non-Use and Non-Disclosure of Confidential Information. Employee acknowledges that, during the course of her employment with the Company, he has had and will have access to information about the Company and its affiliates, and their customers and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company and/or its affiliates. As such, at all times, both during her employment and thereafter, Employee will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company and its affiliates, and not disclose to any other person or entity (without the prior written authorization of the Board) any "Confidential Information" (as defined in Section 9(b)). Notwithstanding anything contained in this Section 9, Employee will be permitted to disclose any Confidential Information to the extent required by validly-issued legal process or court order, provided that Employee notifies the Board immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to Employee's disclosure of any Confidential Information.

(b) Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information that belongs to the Company or its affiliates, or any of their customers or suppliers, including, without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product and service information, projects, services, customer lists and information, customer preferences, customer transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, project information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to Employee by the Company or its affiliates in confidence, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property.

10. Return of Company Property. Upon the termination of Employee's employment with the Company, or at any time during such employment upon request by the Company and at Company’s sole expense, Employee will promptly deliver to the Company and not keep in her possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company or any of its affiliates, or that belongs to any other third party and is in Employee's possession as a result of her employment with the Company, including, without limitation, records, data, customer lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product and service information, project information, files, and other documents and information, including any and all copies of the foregoing.

11. Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of (i) the heirs, beneficiaries, executors and legal representatives of Employee upon Employee's death and (ii) any successor of the Company, provided, however, that any successor shall within ten (10) days of such assumption deliver to Employee a written assumption in a form reasonably acceptable to Employee. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company and any successor shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. This Agreement may not otherwise be assigned by the Company.

(b) None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee or as provided in Section 20 hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as provided in this Section 12) of any interest in the rights of Employee to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Employee shall be allowed to transfer vested Option Shares or other stock options or equity awards consistent with the rules for transfers to "family members" as defined in U.S. Securities and Exchange Commission Form S‑8.

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12. Liability Insurance.

(a) The Company shall, cover Employee under directors' and officers' liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

(b) The Company shall, both during and after the Employment Term, indemnify and hold harmless Employee to the fullest extent permitted by applicable law with regard to actions or inactions taken by Employee in the performance of her duties as an officer, director and employee of the Company and its affiliates or as a fiduciary of any benefit plan of the Company and its affiliates. For the avoidance of ALL doubt, in the event of any litigation, investigation, or any other matter naming the Employee, the company will pay 100% of the Employees legal fees, including any retainers required, with an attorney or attorney’s of the Employees choice.

13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner set forth in this Section 14.

14. Notice Addresses.

If to the Company:

Troika Media Group, Inc.

Attn: President

270 Sylvan Ave.

Englewood Cliffs, NJ 07632

With Copy to:

Troika Media Group, Inc.

Attn: General Counsel

270 Sylvan Ave.

Englewood Cliffs, NJ 07632

If to Employee:

20 Robin Lane Monroe, NJ 08831

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15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

16. Entire Agreement.This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee's employment relationship with the Company entered into prior to the date hereof, but it does not supersede or replace any written agreements entered into simultaneous with this Agreement or thereafter.

17. Arbitration.

(a) Agreement.The Company and Employee agree that, except as otherwise provided in Section 8(c), any dispute or controversy arising out of, relating to, or in connection with the employment relationship between them, the inception of that relationship, the termination of that relationship, this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, including, without limitation, claims of discrimination, harassment, and/or retaliation, and any violation of whistleblower laws, shall be settled by final and binding arbitration to be held in New York, or such other location agreed by the parties hereto, under the auspices of and in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association ("AAA"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The selection of the arbitrator will be conducted in accordance with the AAA's practices and procedures for disputes of the nature here contemplated. The arbitrator will have authority and discretion to determine the arbitrability of any particular claim, should any disputes arise with respect to such issue.

(b) Costs and Fees of Arbitration. The moving party shall pay the costs of the initial arbitration filing. Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Employee shall each pay separately its or her counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or her legal fees and expenses.

18. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Employee and an appropriate officer or director of the Company.

19. Survivorship. The respective rights and obligations of Company and Employee hereunder shall survive any termination of Employee's employment by the Company to the extent necessary to preserve such rights and obligations.

20. Beneficiaries. Employee shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon her death by giving the Company written notice thereof. If Employee dies, severance then due or other amounts due hereunder shall be paid to her designated beneficiary or beneficiaries or, if none are designated or none survive Employee, her estate.

21. Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes required by law with respect to payments made to Employee in connection with her employment hereunder.

22. Governing Law. This Agreement shall be governed by New York law (without reference to rules of conflicts of law), which shall be applied to the merits of any dispute or claim submitted to arbitration pursuant to Section 13 of this Agreement. Employee and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York for any action or proceeding relating to any arbitration pursuant to Section 13 of this Agreement in which the parties are participants, or any claim to which Section 8(c) applies.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement:

TROIKA MEDIA GROUP, INC.

By:	/s/ Sid Toama
Name:	Sid Toama
Title:	Chief Executive Officer

EMPLOYEE

/s/ Erica Naidrich
Name:	Erica Naidrich

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